NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 17, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 03, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Avon Products Inc. and Natura &Co Holding S.A. became effective on January 3, 2020. Each Share of Common Stock of Avon Products Inc. was converted at the election of the holder, into either: 0.300 American Depositary Shares (each represents two shares of Common Stock) of Natura &Co Holding S.A. or 0.600 of a share of Natura &Co Holding S.A. Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 06, 2020.